Exhibit 5

Marilyn J. Wasser                                      AT&T LOGO
Vice President - Law                                   32 Avenue of the Americas
  and Secretary                                        New York, NY 10013-2412
                                                       212-387-5420




                                  June 5, 1997



AT&T Corp.
32 Avenue of the Americas
New York, NY 10013

Dear Sirs:

     With reference to the registration statement on Form S-8 which AT&T Corp. (the "Company") proposes to file with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended, registering 20 million common shares (par value $1 per share) of the Company (the "Shares") which may be offered and sold by the Company under the Stock Option Plan of the AT&T 1997 Long Term Incentive Program (the "Plan"), which Shares, under the terms of the Plan may be authorized and unissued shares or treasury shares, I am of the opinion that:

           1. the Company is a corporation duly organized, validly existing and in good standing under the laws of the State of New York;

           2. all proper corporate proceedings have been taken so that any Shares to be offered and sold which are newly issued have been duly authorized and, upon sale and payment therefor in accordance with the Plan and the resolutions of the Board of Directors relating to the offering and sale of common shares thereunder, will be legally issued, fully paid and nonassessable.

     In giving the  foregoing  opinion,  I have relied on the opinion of H. John
Hokenson, General Attorney, AT&T Corp., to the undersigned and the Company, dated today.

     I hereby consent to the filing of this opinion with the SEC in connection with the registration statement referred to above.


                                Very truly yours,


                                /s/  Marilyn J. Wasser
                                ----------------------
                                By:  Marilyn J. Wasser